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                                                                      EXHIBIT 11

                           NATIONAL DENTEX CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

                                                                 Three months ended              Six months ended
                                                          -----------------------------   -----------------------------
                                                          June 30, 1996   June 30, 1997   June 30, 199    June 30, 1997

                                                          -----------------------------   -----------------------------
COMPUTATION OF PRIMARY NET INCOME PER SHARE:
Net Income applicable to common stock                        $1,179,722      $1,348,690      $2,006,534      $2,305,132
                                                          -----------------------------   -----------------------------
Shares:
 Weighted average common shares outstanding                   3,435,763       3,457,549       3,388,441       3,449,364
 Add:  Shares issuable from assumed exercise
    of options and warrants (as determined by the
    application of the treasury stock method)                    83,165          51,996         121,020          54,827
                                                          -----------------------------   -----------------------------
 Weighted average common shares outstanding as adjusted       3,518,928       3,509,545       3,509,461       3,504,191
                                                          -----------------------------   -----------------------------
 Primary net income per share                                $     0.34      $     0.38      $     0.57      $     0.66
                                                          =============================   =============================

                                                            Three months ended         Six months ended
                                                          -----------------------   -----------------------
                                                           June 30,     June 30,     June 30,     June 30,
                                                             1996         1997         1996         1997
                                                          -----------------------   -----------------------
COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE:
Net Income per primary computation above                  $1,179,722   $1,348,690   $2,006,534   $2,305,132
                                                          -----------------------   -----------------------
Shares:
 Weighted average common shares outstanding                3,435,763    3,457,549    3,388,441    3,449,364
 Add:  Shares issuable from assumed exercise
    of options and warrants (as determined by the
    application of the treasury stock method)                 85,212       57,790      121,038       59,020
                                                          -----------------------   -----------------------
 Weighted average common shares outstanding as adjusted    3,520,975    3,515,339    3,509,479    3,508,384
                                                          -----------------------   -----------------------
 Fully diluted net income per share                       $     0.34   $     0.38   $     0.57   $     0.66
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